Exhibit M-2

[Shin & Kim Logo]

August 13, 2004

To:	The Export-Import Bank of Korea

16-1, Youido-dong

Youngdeungpo-ku, Seoul

Republic of Korea

Re:	The Export-Import Bank of Korea US$500,000,000 4.50% Notes due 2009

(Our Ref. No.: K00011-0404)

Dear Mesdames and Messieurs:

We have acted as a special Korean legal counsel for The Export-Import Bank of Korea (the “Issuer”), a statutory juridical entity duly established pursuant to the Export-Import Bank of Korea Act (the “Eximbank Act”) and validly existing under the laws of the Republic of Korea (“Korea”) in connection with the Issuer’s offering pursuant to a registration statement under Schedule B (File No. 333-9564) as amended when it became effective (the “Registration Statement”) of US$500,000,000 aggregate principal amount of the Issuer’s 4.50% notes due 2009 (the “Notes”) to be issued under the Fiscal Agency Agreement dated August 1, 1991 and made by the Issuer and the Fiscal Agent (the “Fiscal Agent”) named therein (the “Fiscal Agency Agreement”).

For the purposes of this opinion, we have examined relevant laws and regulations of Korea, and originals or copies, certified or otherwise identified to our satisfaction, of the documents, records, certificates of public officials and other instruments as we have deemed necessary or advisable. In conducting such examination, we have assumed (a) the genuineness of all signatures, seals and stamps, (b) the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies thereof, (c) the power and authority of all parties other than the Issuer to enter into, and due execution and delivery by such parties of the documents referred to in the above, and (d) such documents constitute the legal, valid and binding obligations of each of the parties thereto and there has been no breach of any of the terms thereof.

In addition, and without prejudice to the generality of the immediately preceding paragraph, in arriving at the opinion expressed below, we have reviewed the following specific documents relating to the Notes:

(a)	the Registration Statement;

(b)	the Prospectus dated June 30, 2004, as supplemented by the Prospectus Supplement dated August 5, 2004 (as supplemented, referred to hereinafter, as the “Prospectus”);

(c)	a facsimile copy of the Notes in global form as executed by the Issuer and authenticated by the Fiscal Agent; and

(d)	an executed copy of the Fiscal Agency Agreement.

As to any other matters of fact material to the opinion expressed herein, we have made no independent inquiry and have relied solely upon the certificates or oral or written statements of officers and other representatives of the Issuer.

We are admitted to practice law in Korea, and the legal opinions provided herein are confined to and given on the basis of the laws of Korea in effect as at the date hereof. We do not represent ourselves to be familiar with the laws of any jurisdiction other than Korea, and we do not pass upon nor express any opinion in respect of those matters that are governed by or construed in accordance with any of such laws.

Based on the foregoing and subject to the reservations and qualifications set out below, we are of the opinion that:

(1)	The Issuer is a statutory juridical entity duly established under the Eximbank Act and validly existing under the laws of Korea, with power and authority to own its properties and conduct its business as described in the Prospectus forming a part of the Registration Statement;

(2)	The Fiscal Agency Agreement has been duly authorized and executed by the Issuer;

(3)	The statements in the Prospectus concerning matters of Korean law are accurate and up-to-date as of the date hereof in all material respects; and

(4)	The Notes have been duly authorized, executed, issued and delivered by the Issuer and constitute valid, binding and enforceable obligations of the Issuer.

We express no opinion as to any agreement, instrument or other documents other than as specified in this opinion.

Our opinion is subject to the reservation and qualification that enforcement of the Notes may be limited or affected generally by (i) the bankruptcy, insolvency, liquidation, reorganization, composition or the restructuring of the Issuer pursuant to the laws in Korea now in force or subsequently enacted which generally affect the enforcement of creditors’ rights and (ii) general equity principles.

The opinions herein are given as of the date hereof solely in connection with the Notes to be issued by the Issuer and solely for the benefit of the Issuer and its legal advisers (including United States counsel to the Issuer in connection with the issue and sale of the Notes), and, except with our express consent, our opinions herein may not be relied upon as of any later date for any other purpose or by any other person.

We hereby consent to the use of this opinion letter as an exhibit to the Registration Statement. [In giving this consent, we do not hereby claim or otherwise acknowledge or admit that we are within the category of persons whose consent is required under [Section 7 of ]the Securities Act.]

Very truly yours,

/s/ Shin & Kim

Shin & Kim